Exhibit 99.3
From: David Nussbaum, chief executive officer, Penton Media, Inc.
To: All Penton Employees
Date: November 2, 2006
Hi Everyone,
It is with great excitement and enthusiasm that I alert you to the fact that our board of directors has approved a definitive merger agreement with Prism Business Media, a portfolio company of Wasserstein & Co., to purchase our company. I’ve spent much time with the key people from these organizations and have found them to be very excited about Penton’s future growth opportunities, very complimentary about our people, and very encouraging about investing in and growing our company.
The combination of Penton and Prism will create a company with the capital structure, talent, and infrastructure to continue on a very strong growth path.
A bit of background on our new partners ... Prism Business Media, formerly known as Primedia Business Media, was acquired by Wasserstein & Co. about one year ago. Prism is roughly the same size as Penton, both in terms of revenues and people and is in markets as wide ranging as agriculture to entertainment technology to waste management. Wasserstein & Co. is a leading private equity and investment firm and has a number of media investments beyond Prism including ALM (formerly American Lawyer Media), The Daily Deal, and a minority position in Hanley Wood.
To be clear about the coming days, the merger agreement is only one step in the process. We will file an 8-K and issue a press release today announcing to the public markets that our board has approved this agreement. Over the coming weeks, the company will file a proxy statement with the SEC and hold a stockholders meeting for the stockholders to vote on this deal. If the stockholders vote to approve the merger, we expect the closing of the transaction to occur shortly after the meeting.
I’ve enclosed a copy of the press release announcing our transaction and also am available if you’d like to discuss this news.
Again, I believe this sale is a very important move for our company as it brings in a new partner focused on growing our business and offering new opportunity for our entire team.
A special thanks to each and every person at our company for your effort, creativity and focus as we’ve grown Penton substantially over the past three years. I am proud to work with you and believe that Penton and Prism will form the core of the next great B2B media company.
Thank you,
David